UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2011 (April 27, 2011)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, on April 27, 2011, Cell Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and the purchasers thereunder (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to issue to the Purchasers in a registered offering (i) an aggregate of 15,972 shares of the Company’s Series 12 Preferred Stock, no par value per share (such shares, the “Preferred Stock”), initially convertible into 45,634,286 shares of the Company’s common stock, no par value per share (the “Common Stock”), and (ii) warrants to purchase up to 18,253,714 shares of Common Stock (together with the Placement Agent Warrants described below, the “Warrants”) for an aggregate offering price of approximately $16 million (the “Offering”). Prior to the closing, the Purchasers elected to convert all 15,972 shares of Preferred Stock and to receive the 45,634,286 shares of Common Stock issuable upon such conversion at the closing. On May 3, 2011, the Company closed the Offering.

In addition, the Company issued Warrants to purchase an aggregate of 912,686 registered shares of Common Stock (the “Placement Agent Warrants”) to Rodman & Renshaw, LLC (the “Placement Agent”) as partial compensation for its services in connection with the Offering. The Placement Agent Warrants issued to the Placement Agent have an initial exercise price of $0.4375 per share of Common Stock and are otherwise substantially the same as the Warrants issued in the Offering.

A copy of the opinion of Karr Tuttle Campbell related to the legality of the Preferred Stock, the shares of Common Stock issuable upon conversion of the Preferred Stock, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants is attached hereto as Exhibit 5.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

5.1	Opinion of Karr Tuttle Campbell.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: May 3, 2011	By:	/s/ James A. Bianco, M.D.
James A. Bianco, M.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Karr Tuttle Campbell.